Filed Pursuant to Rule 433
Registration Statement No. 333-259205

•	CUSIP: 78016NVS3
•	Trade Date: August 22, 2023
•	Settlement Date: August 25, 2023
•	Valuation Date: August 22, 2028
•	Maturity Date: August 25, 2028
•	Term: 5 years
•	Reference Basket: A weighted basket (the "Basket") consisting of two indices, and two exchange traded funds, Basket components and weightings as following:
Basket Component	Component Weight
S&P 500® Index (SPX)	35%
Russell 2000® Index (RTY)	30%
iShares® MSCI EAFE ETF (EFA)	25%
iShares® MSCI Emerging Markets ETF (EEM)	10%

•	Barrier Level: 65
•	Leverage Factor: 127%
•	Percentage Change of the Basket: the sum of the weighted component changes for each Basket Component (as described in the terms supplement).

•	Receive a return equal to 127% of the Percentage Change of the Basket if the value of the Basket increases from the Trade Date to the Valuation Date.
•	Return of principal if the value of the Basket does not decrease by more than 35%.
•	Subject to one-for-one loss of the principal amount if the value of the Basket decreases by more than 35% from the Trade Date to the Valuation Date.

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.
•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

DETERMINING PAYMENT AT MATURITY
You will lose 1% of the principal amount for each 1% decline in the value of the Basket of more than 35%. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + ($1,000 x Percentage Change)
In this case, you may lose all or a substantial amount of the principal amount at maturity.

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here: http://www.sec.gov/Archives/edgar/data/1000275/000114036123039984/brhc20057620_fwp.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Receive Less than the Principal Amount at Maturity.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	You Will Not Have Any Rights to the Securities Represented by the Basket Components.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	An Investment in the Notes Linked to the RTY Is Subject to Risks Associated in Investing in Stocks With a Small Market Capitalization.
•	The ETFs and Their Underlying Indices Are Different.
•	An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets.
•	An Investment in the Notes Is Subject to Risks Associated with Emerging Markets.
•	The Notes Are Subject to Exchange Rate Risks.
•	The EFA and the EEM Are Subject to Management Risk.
•	Adjustments to the EFA and the EEM Could Adversely Affect the Notes.
•	We Cannot Control Actions by the Sponsor of Any Index.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.

RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.